Exhibit 4.4

Summary of Stock-Option Plans

On December 20, 2024, the Company’s board of directors (the “Board”) granted 12,898,116 stock-options (the “SO 2024-1”) at a price of two euros and thirty-five cents (EUR 2.35) per SO 2024-1, to Mark Pruzanski, the Chairman of the Board of the Company.

The SO 2024-1 will vest (but, for the avoidance of doubt, will not become exercisable) on the basis of the following initial vesting schedule, subject to the continuous presence condition and applicable performance conditions through their respective vesting date:

(i) one-third (1/3) of the total number of stock options (i.e. four million two hundred ninety-nine thousand three hundred seventy-two (4,299,372)) (“Tranche 1 SO 2024-1”), shall vest from the day following the first (1st) anniversary of the grant date;

(ii) one-third (1/3) of the total number of stock options (i.e. four million two hundred ninety-nine thousand three hundred seventy-two (4,299,372)) (“Tranche 2 SO 2024-1”), shall vest as from the day following the second (2nd) anniversary of the grant date (the “SO 2024-1 Second Vesting Date”); and

(iii) one-third (1/3) of the total number of stock options (i.e. four million two hundred ninety-nine thousand three hundred seventy-two (4,299,372)) (“Tranche 3 SO 2024-1”), shall vest as from the day following the third (3rd) anniversary of the grant date.

Twenty-five per cent (25%) of the SO 2024-1 shall only vest subject to the satisfaction of the following performance conditions:

(i) twenty-five per cent (25%) of Tranche 1 SO 2024-1(i.e. one million seventy-four thousand eight hundred forty-three (1,074,843) SO 2024-1) shall only vest if certain performance objectives detailed in the plan are satisfied at the latest on the first (1st) anniversary of the date of grant;

(ii) twenty-five per cent (25%) of Tranche 2 SO 2024-1(i.e. one million seventy-four thousand eight hundred forty-three (1,074,843) SO 2024-1) shall only vest if certain performance objectives detailed in the plan are satisfied;

(iii) twenty-five per cent (25%) of Tranche 3 SO 2024-1(i.e. one million seventy-four thousand eight hundred forty-three (1,074,843) SO 2024-1) shall only vest if certain performance objectives detailed in the plan are satisfied.

To the extent vested, the SO-2024-1 will become exercisable as follows:

(i) the vested Tranche 1 SO 2024-1and Tranche 2 SO 2024-1shall become exercisable on the Second Vesting Date; and

(ii) the vested Tranche 3 SO 2024-1 shall become exercisable as of the date such Tranche 3 SO 2024-1 become vested.

On December 20, 2024, the Board granted 301,000 stock-options (the “SO 2024-2”) at a price of two euros and thirty-five cents (EUR 2.35) per SO 2024-2, to employees located outside of France.

The SO 2024-2 will vest (but, for the avoidance of doubt, not become exercisable) on the basis of the following initial vesting schedule, subject to the continuous presence condition through their respective vesting date:

(i) one-third (1/3) of the SO 2024-2 (“Tranche 1 SO 2024-2”), shall vest from the day following the first (1st) anniversary of the grant date;

(ii) one-third (1/3) of the SO 2024-2 (“Tranche 2 SO 2024-2”), shall vest as from the day following the second (2nd) anniversary of the grant date (the “SO 2024-2 Second Vesting Date”); and

(iii) one-third (1/3) of the SO 2024-2 (“Tranche 3 SO 2024-2”), shall vest as from the day following the third (3rd) anniversary of the grant date.

To the extent vested, the SO 2024-2 will become exercisable as follows:

(i) the vested Tranche 1 SO 2024-2 and Tranche 2 SO 2024-2 shall become exercisable on the SO 2024-2 Second Vesting Date; and

(ii) vested Tranche 3 SO 2024-2 shall become exercisable as of such date Tranche 3 SO 2024-2 become vested.